                                                                      EXHIBIT 11





                          AMC, INC. AND SUBSIDIARIES
               COMPUTATION OF (LOSS) EARNINGS PER COMMON SHARE



                                                                Quarter Ended    Nine Months Ended
                                                                 May 31, 1997       May 31, 1997
                                                                 -----------         -----------
Net (loss) earnings                                              $  (383,118)        $ 2,310,844
Weighted average number of outstanding common shares              61,962,751          61,962,751
Earnings per common and common stock equivalent shares           $      (.01)        $       .04
                                                                 ===========         ===========
Assumed earnings increases due to exercise of warrants           $   205,000         $   615,000
                                                                 -----------         -----------
Adjusted net (loss) earnings                                        (178,118)          2,925,844
Additional shares assumed issued due to exercise of
 warrants                                                         16,736,548          16,736,548
                                                                 -----------         -----------
Adjusted weighted average number of outstanding common
 shares                                                           78,699,299          78,699,299
Earnings per common and common stock equivalent shares-
 fully diluted                                                   $       .00         $       .04
                                                                 ===========         ===========